Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Alpha and Omega Semiconductor Limited
Sunnyvale, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S3/A (No. 333-214666) and Form S8 (No.333-166403,333-172173, 333-180126, 333-186480, 333-190935, 333-207987, and 333-228297) of Alpha and Omega Semiconductor Limited of our reports dated September 2, 2020, relating to the consolidated financial statements and financial statement schedules as of and for the year ended June 30, 2020 and 2019, and the effectiveness of Alpha and Omega Semiconductor Limited’s internal control over financial reporting as of June 30, 2020, which appear in this Form10-K.

/s/ BDO USA, LLP
San Jose, California
September 2, 2020